Exhibit 99.1

Important Update on Blackout Period to Directors and Executive Officers of Cardinal Health, Inc.

October 26, 2012

This is an update to the notice we sent to you on September 4, 2012. As you may recall, we sent that notice because federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our common shares (including derivatives) due to a blackout of the Cardinal Health 401(k) Savings Plan (the “401(k) plan”) that lasts for a period of more than three consecutive business days. The 401(k) plan is changing plan administrators from Fidelity Investments to Wells Fargo Institutional Retirement and Trust, and as a result, there has been a blackout period (the "Blackout Period") during which 401(k) plan participants have been temporarily unable to make contribution rate and future investment changes, investment election changes, loan repayments or requests and withdrawals/distributions under the 401(k) plan.

The Blackout Period was expected to end during the week of October 28, 2012. Because the change in plan administrator and the related data transfers were completed earlier than anticipated, the Blackout Period ended on October 25, 2012.